SEVENTH AMENDMENT TO LEASE
(5885 Hollis Street, Emeryville, California)
This Seventh Amendment To Lease (this “Amendment”), dated as of June 27, 2022, is entered into by and between ES EAST, LLC, a California limited liability company (“Landlord”), and AMYRIS, INC., a Delaware corporation (“Tenant”).
Recitals
A.Landlord (as successor-in-interest to ES East Associates, LLC) and Tenant (as successor-in-interest to Amyris Biotechnologies, Inc., a California corporation) are parties to that certain Lease dated as of August 22, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 10, 2008 (the “First Amendment”), that certain Second Amendment to Lease dated as of April 25, 2008 (the “Second Amendment”), that certain Third Amendment to Lease dated as of July 31, 2008 (the “Third Amendment”), that certain Commencement Date Agreement dated October 14, 2008 (the “Commencement Date Agreement”), that certain Fourth Amendment to Lease dated as of November 14, 2009 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of October 15, 2010 (“Fifth Amendment”), and that certain Sixth Amendment to Lease dated as of April 13, 2013 (“Sixth Amendment” and, collectively with the other amendments listed above, the “Amendments”) (the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Commencement Date Agreement, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, is referred to herein as the “Lease”), whereby Tenant leases certain space known as Suites 100, 150 and 200, consisting of the entirety of the first and second floors of the Building (as defined below), including the four (4) private usable outdoor terraces located on such floors, and which space is deemed to contain approximately 114,591 square feet of Rentable Area (the “Premises”) within the building located at 5885 Hollis Street, Emeryville, California (the “Building”).
B.In addition, Landlord and Tenant’s predecessors in interest entered into that certain Storage Space Rental Agreement dated as of June 1, 2008 (the “Storage Agreement”), which Storage Agreement relates to Sections 1.1(14) and 6.8 of the Original Lease and under which Tenant leases storage space commonly referred to as P2043 and located within the P2 parking level (the “P2 Level”) of the Building (the “Storage Space”). Tenant also leases additional space on the PI Level of the Building and has improved that area to serve as a chemical waste storage area (the “Waste Space”). The Storage Space and the Waste Space are as shown on Exhibit A hereto, and are collectively known as the “Garage Spaces”.
C.The current Term of the Lease expires as of May 31, 2023 (the “Prior Expiration Date”), and the parties now desire to extend the Term of the Lease, on the following terms and conditions.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
Agreement
1.Definitions; Recitals. Unless otherwise specified herein, all capitalized terms used in this Amendment are used as defined in the Lease. The parties acknowledge the truthfulness of the foregoing Recitals, which are hereby incorporated into this

Amendment.
2.Inconsistencies. To the extent that there are any inconsistencies between the terms of the Lease and this Amendment, the terms of this Amendment shall control.
3.Extension. The Term of the Lease is hereby extended for a period of 180 months and shall expire on May 31, 2038 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (the “Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.
4.Monthly Base Rent. As of the Extension Date, the schedule of Monthly Base Rent due for the Premises (but not the Garage Spaces) shall be as follows:

Period	Monthly Base Rent*	Monthly Base Rent Rate (Approx.)
06/01/23 – 05/31/24	$744,841.50	$6.50
06/01/24 – 05/31/25	$770,910.95	$6.73
06/01/25 – 05/31/26	$797,892.83	$6.96
06/01/26 – 05/31/27	$825,819.08	$7.21
06/01/27 – 05/31/28	$854,722.75	$7.46
06/01/28 – 05/31/29	$884,638.05	$7.72
06/01/29 – 05/31/30	$915,600.38	$7.99
06/01/30 – 05/31/31	$947,646.39	$8.27
06/01/31 – 05/31/32	$980,814.01	$8.56
06/01/32 – 05/31/33	$1,015,142.50	$8.86
06/01/33 – 05/31/34	$1,050,672.49	$9.17
06/01/34 – 05/31/35	$1,087,446.03	$9.49
06/01/35 – 05/31/36	$1,120,069.41	$9.77
06/01/36 – 05/31/37	$1,159,271.84	$10.12
06/01/37 – 05/31/38	$1,199,846.35	$10.47

All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

*Monthly Base Rent, but not Operating Expenses, shall be abated for the months of June 2023, June 2025, June 2028 and June 2031 (collectively, the “Abated Base Rent”)..
5.Garages Spaces Rent.
(a)Storage Space Rent. Section 10(b) of the Sixth Amendment is hereby deleted and replaced with the following:
    (b)    The Garage Storage Fee (as defined in the Original Lease) for the Storage Space is presently $603.57 per month. Such

Garage Storage Fee shall increase three and one-half percent (3½%) on June 1, 2023 and three and one-half percent (3½%) on every subsequent June 1st for the balance of the Term.
(b)Waste Space Rent. Section 11(b) of the Sixth Amendment is hereby deleted and replaced with the following:
    (b)    The Garage Storage for the Waste Space is presently $498.59 per month. Such Garage Storage Fee shall increase three and one-half percent (3½%) on June 1, 2023 and three and one-half percent (3½%) on every subsequent June 1st for the balance of the Term.
6.Rent Adjustments (Operating Expenses and Taxes). Tenant shall continue to pay Rent Adjustments, representing Tenant’s Share of Operating Expenses and Taxes, in accordance with the terms of the Lease.
7.Improvements to Premises.
(a)Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.
(b)Responsibility for Improvements to Premises. Landlord shall perform improvements to the Premises in accordance with the Work Agreement attached hereto as Exhibit B (the “Work Agreement”) and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in the Work Agreement.
(c)Surrender Obligations. Section 12.1 of the Original Lease (as amended by the First Amendment) is hereby further amended to add that, upon the expiration or earlier termination of the Lease (as amended hereby), Tenant shall have no obligation to remove the Tenant Work (as defined in Work Agreement) or any portion thereof nor any of the existing improvements or the Required Removables, provided that the Tenant Work is constructed in substantial conformance with the Space Plan (as defined in the Work Agreement).
8.Parking. As of the date of this Amendment, Landlord and Tenant acknowledge and agree that, in light of the area occupied by the Garage Spaces on the P1 Level, Tenant currently is entitled to use no more than 218 unreserved parking spaces and 10 reserved parking spaces, upon all the terms and conditions of Section 2.6 of the Original Lease.
9.Right of First Offer. All rights of first offer, rights of first refusal and expansion options in the Lease are hereby deleted, and the following is hereby substituted therefor:
(a)Tenant shall have an on-going right of first offer (the “Right of First Offer”) with respect to any space that becomes available in the Building, other than ground floor retail spaces, following the date of full execution of this Amendment (individually and collectively, an “Offering Space” and the “Offering Spaces”).

(b)Landlord and Tenant acknowledge that the Offering Spaces are currently leased to existing tenants. Prior to the date Landlord offers an Offering Space for lease to a potential third-party tenant or other potential occupant (other than to Bayer Healthcare LLC, a Delaware limited liability company; “Bayer”), who has a superior right of first offer on spaces on the 3rd floor of the Building, as to any such Offering Space on the 3rd floor), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Offering Space to Tenant, which terms shall reflect Landlord’s determination of Fair Market Rent (as specified in Section 9(d) below). Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 15 days after the date of the Advice, except that Tenant shall have no such Right of First Offer, and Tenant may not exercise its right under this Section 9, if: (i) at the time that Landlord would otherwise deliver the Advice, a Default on the part of Tenant exists under the Lease; (ii) more than twenty percent (20%) of the Premises is sublet at the time Landlord would otherwise deliver the Advice; (iii) Tenant is not occupying the entire Premises (other than the up to 20% sublet referenced in subsection (ii) above) at the time Landlord would otherwise deliver the Advice; (iv) the Offering Space is not intended for the exclusive use of Tenant; or (v) Tenant cannot demonstrate to Landlord’s reasonable satisfaction that Tenant’s creditworthiness is sufficient in light of the increased Rent obligations associated with the Offering Space. Tenant shall deliver evidence of Tenant’s creditworthiness concurrently with delivery of the Notice of Exercise.
(c)The term with respect to the Offering Space (the “Offering Space Term”) shall be as stated in the Advice and upon commencement of the Offering Space Term, the Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space. The foregoing notwithstanding, if Landlord is unable to deliver possession of the Offering Space to Tenant on the commencement of the Offering Space Term as stated in the Advice, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, but the Offering Space Term shall commence upon the date possession of the Offering Space is delivered by Landlord to Tenant. The Offering Space shall be accepted by Tenant in “AS IS” condition (unless otherwise stated in the Advice), and Landlord’s only obligation with respect to the condition of the Offering Space as of the commencement of the Offering Space Term shall be to deliver such Offering Space in such condition.
(d)Tenant shall pay Monthly Base Rent for the Offering Space at the rate or rates set forth in the Advice, which rate or rates shall reflect the Fair Market Rent for the Offering Space as determined by Landlord in Landlord’s reasonable judgment. For purposes of this Right of First Offer provision, “Fair Market Rent” shall mean the net effective annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in Emeryville, California under leases and renewal and expansion amendments being entered into at or about the time that the Fair Market Rent is being determined, giving appropriate consideration to tenant credit capability, tenant concessions, brokerage commissions, tenant improvement allowances, and the method of allocating operating expenses and taxes when the net effective rate is being calculated. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for materially less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable. The determination of Fair Market Rent shall also take into consideration any reasonably anticipated changes in the Fair Market Rent from the time such Fair Market Rent is being determined and the time such Fair Market Rent will become effective under the Lease as well as other factors typically considered in Fair Market Rent determinations, including but not limited to delivery date and rent commencement date.
(e)The Right of First Offer shall terminate on the earliest to occur of: (i) Tenant’s failure to exercise its Right of First Offer within the 15-day period provided in Section 9(b) above as to the Offering (subject to the provisions of Section 9(f) below and unless and until such Offering Space again becomes vacant and available for lease); (ii) the date Landlord would have provided Tenant with an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 9(b), unless and until such Offering Space again becomes vacant and available for lease; (iii) the date Tenant has leased (or failed to deliver Notices of Exercise for) at least 30,000 square feet of Rentable Area of Offering Space(s) pursuant to this Section 9; or (iv) the expiration of the Extended Term.
(f)If Tenant does not deliver a Notice of Exercise for an Offering Space within the 15-day period specified in Section 9(b) above, then Landlord shall be free to lease the Offering Space to anyone to whom Landlord desires on substantially the same terms as stated in the Advice for such Offering Space for the nine (9)-month period following the expiration of such 15-day period (the “Offering Space Marketing Period”). If during the Offering Space Marketing Period, Landlord receives a bona fide offer to lease the Offering Space on terms that result in a net effective rent that is 93% or less than the terms stated in the Advice for such Offering Space, and Landlord desires to accept such bona fide offer to lease, then Landlord shall deliver a new Advice to Tenant that reflects such bona fide offer. Tenant may lease the Offering Space in its entirety only, under such revised terms, by delivering the Notice of Exercise within 15 days after the date of the new Advice. Landlord and Tenant acknowledge and agree that either Landlord’s leasing of the Offering Space to a third party pursuant to the terms set forth in the Advice, or the re-offering of the Offering Space to Tenant, in each case pursuant to this Section 9(f), shall be deemed an accurate determination of Fair Market Rent for the Offering Space.
(g)If Tenant exercises its Right of First Offer as to any of the Offering Spaces, Landlord shall prepare an amendment (the “Offering Amendment”) adding the subject Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Monthly Base Rent, Rentable Area of the Premises and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is prepared and/or executed.
(h)Notwithstanding anything to the contrary contained herein, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of Bayer existing as of the date of this Amendment.
(i)Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 9 are personal to the original Tenant executing this Amendment or a Permitted Transferee (“Named Tenant”) and shall not be assigned or assignable, in whole or in part, to any third-party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Tenant under this Section 9.
10.Renewal Option.
(a)Tenant shall have the option to renew the Term for one (1) additional term of ten (10) years (the “Renewal Option”), commencing upon expiration of the Extended Term (the “Renewal Term”). The Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than fifteen (15) months nor later than twelve (12) months prior to expiration of the Extended Term, and must be exercised as to the entire Premises (as the same exists as of the date of exercise). If Tenant properly exercises the Renewal Option, references in the Lease to the Term shall be deemed to mean the Renewal Term, unless the context clearly provides otherwise. The Renewal Option shall be null and void and Tenant shall have no right to renew this Lease if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the Renewal Term a Default beyond the applicable cure period shall have occurred and be continuing hereunder.
(b)If Tenant properly exercises the Renewal Option, then during the Renewal Term, all of the terms and conditions set forth in the Lease as applicable to the Premises during the Extended Term shall apply during the Renewal Term, including without limitation the obligation to pay Operating Expenses and Taxes, except that (i) Tenant shall take the Premises in their then “as-is” state and condition and Landlord shall have no obligation to make or pay for any improvements to the Premises, and (ii) during the Renewal Term the Monthly Base Rent payable by Tenant shall be 100% of the monthly Fair Market Rent during the Renewal Term as hereinafter set forth.
(a)For purposes of this Section, the term “Fair Market Rent” shall mean the triple netrental rate periodic rental rate adjustment and other charges and increases, if any, for space comparable in size, location and quality of the Premises under primary lease (and not sublease) to new or renewing tenants, for a comparable term with a tenant improvement allowance and other concessions (including rent concessions), if applicable and taking into consideration such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable buildings in Emeryville or Berkeley. The Fair Market Rent shall not take into account any Tenant Alterations paid for by Tenant.

(b)If Tenant properly exercises the Renewal Option to extend the term of the Lease, Landlord, by notice to Tenant not more than thirty (30) days after Tenant’s exercise of the Renewal Option, shall indicate Landlord’s determination of 100% of the Fair Market Rent. Tenant, within thirty (30) days after date on which Landlord provides such notice of 100% of the Fair Market Rent shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s determination of 100% of the Fair Market Rent, or (ii) if Tenant disagrees with Landlord’s determination, provide

Landlord with written notice of Tenant’s election to submit the Fair Market Rent to binding arbitration (the “Arbitration Notice”) . If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within such thirty (30) day period, Tenant shall have been deemed to have given the Binding Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.

(c)If the parties are unable to agree upon the Fair Market Rent for the Premises within ten (10) days after Landlord’s receipt of the Arbitration Notice, Fair Market Rent as of commencement of the Renewal Term shall be determined as follows:

(i)Within twenty (20) days after receipt of Landlord’s notice specifying Fair Market Rent, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Rent for the Premises for a term equal to the Renewal Term from a broker or appraiser (“Tenant’s broker”) licensed in the State of California and engaged in the office and lab markets in Emeryville and Berkeley, California, for at least the immediately preceding five (5) years. If Landlord accepts such determination, Landlord shall provide written notice thereof within ten (10) days after Landlord’s receipt of such determination and the Base Rent for the Renewal Term shall be adjusted to an amount equal to 100% of the Fair Market Rent determined by Tenant’s broker. Landlord shall be deemed to have rejected Tenant’s determination if Landlord fails to respond within the ten (10) day period.
(ii)If Landlord provides notice that it does not accept such determination within twenty (20) days after receipt of the determination of Tenant’s broker, or is deemed to have rejected such determination, Landlord shall designate a broker or appraiser (“Landlord’s broker”) licensed in the State of California and possessing the qualifications set forth in (i) above. Landlord’s broker and Tenant’s broker shall name a third broker, similarly qualified and who is not then or has not previously acted for either party, within five (5) days after the appointment of Landlord’s broker (the “Neutral Broker”).
(iii)The Neutral Broker shall determine the Fair Market Rent for the Premises as of the commencement of the Renewal Term within fifteen (15) days after the appointment of the Neutral Broker by choosing the determination of the Landlord’s broker or the Tenant’s broker which is closer to its own determination of Fair Market Rent. The decision of the Neutral Broker shall be binding on Landlord and Tenant.
Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination. The costs and fees of the Neutral Broker shall be paid one-half by Landlord and one-half by Tenant.
(d)If the amount of the Fair Market Rent has not been determined pursuant to this Section 10 as of the commencement of the Renewal Term, then Tenant shall continue to pay the Base Rent in effect at the expiration of the Extended Term until the amount of the Fair Market Rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord upon demand or Landlord shall credit any overage to Tenant.
11.Other Lease Revisions.

(a)Definition of Operating Expenses. Subpart (xiii), regarding costs associated with Hazardous Materials, is hereby deleted from the definition of exclusions from Operating Expenses in Section 1.3 of the Lease.
(b)Definition of Operating Expenses. The following is hereby added to the end of the definition of Taxes in Section 1.3 of the Lease:
Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of Taxes for purposes of this Lease.
(c)Rent Adjustments – Estimated Statement of Operating Expenses. The following new paragraph is hereby added to the end of Section 4.1 of the Lease:
On or before the beginning of each calendar year or with Landlord’s Statement (as defined in Section 4.2 below), Landlord may estimate and notify Tenant in writing of its estimate of the amount of Operating Expenses and Taxes payable by Tenant for such calendar year. Prior to the first determination by Landlord of the amount of Operating Expenses and Taxes for the first calendar year, Landlord may estimate such amounts in the foregoing calculation. Landlord shall have the right from time to time during any calendar year to provide a new or revised estimate of Operating Expenses and/or Taxes and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and of the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time during any calendar year throughout the Term.
(d)Delays in Furnishing Services. The following sentence is hereby added to the end of Section 6.5 of the Lease: “Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.”
(e)Intentionally Omitted
(f)ENERGY STAR Program. The following new Section 7.1(f) is hereby added to the end of Section 7.1:
(f)    Tenant agrees to use reasonable efforts to cooperate with Landlord and to comply with any and all guidelines or controls concerning energy management and usage disclosure imposed upon Landlord by federal or state governmental organizations which is applicable to the Building, including, without limitation, the requirements of California’s Nonresidential Building Energy Use Disclosure Program, as more particularly specified in California Public Resources Code Sections 25402.10 et seq. and regulations adopted pursuant thereto, so long as such requirements do not limit Tenant’s ability to use the Premises for its intended purpose or materially increase the cost of occupancy. Further, Tenant hereby authorizes (and agrees that Landlord shall have the authority to authorize) any electric or gas utility company providing service to the Building to disclose from time to time so much of the data collected and maintained by it regarding Tenant’s energy consumption data as may be necessary to cause the Building to participate in the ENERGY STAR® Portfolio Manager system and similar programs; and Tenant further authorizes Landlord to disclose information concerning energy use by Tenant, either individually or in combination with the energy use of other tenants, as applicable as Landlord determines to be necessary to comply with applicable Laws pertaining to the Building or Landlord’s ownership thereof.
(g)Sudden Water Intrusion. The following new Section 8.3 is hereby added to the end of Article 8:
8.3    SUDDEN WATER INTRUSION.
    Notwithstanding anything in this Lease to the contrary, in the event of sudden water intrusion into the Premises, due to a leaking or bursting pipe or other water source, Landlord will have the right, but not the obligation, to undertake immediate mitigation and repairs measures (the “Water Damage Work”) of such nature as would normally be Tenant’s responsibility under Section 8.2 above and to notify Tenant promptly after the repairs have been undertaken (including notice by telephone, to the extent reasonably practicable). Landlord shall determine, in its sole and absolute discretion, the contractors to be used for the Water Damage Work, and Tenant will reimburse Landlord for the reasonable cost of the Water Damage Work, as additional Rent under this Lease, within 30 days following Tenant’s receipt of written demand from Landlord therefor.
(h)“All Risks” Property Insurance. The following phrase is hereby added to the end of Section 16.1(c): “from water damage, earthquake sprinkler leakage, and such other risks as Landlord may designate from time to time”.
(i)Exculpation. Section 25.8(ii)(a) of the Original Lease, as amended by the First Amendment, the Third Amendment and the Fifth Amendment, shall be further amended to mean and include the Tenant Improvement Allowance (as defined in the Work Agreement).
(j)Air Availability Fee. Section 7 of the Sixth Amendment is hereby amended to change “April 1, 2026” to “May 31, 2023”.

(k)Recapture. For avoidance of a doubt, Landlord’s Recapture Right relating to the Expansion Space as set forth in Section 2 of the Fourth Amendment has terminated and in no longer applicable to any portion of the Premises.
(l)Financial Statements: The following sentence is hereby added to the end of section 20.1(b): “Tenant need not provide the financial statements required under this Section 20.1(b) and shall be deemed to have satisfied the requirements of this Section 20.1(b), so long as such financial statements are publicly available free of charge.”
(m)Security System. Section 25.16 of the Lease is hereby deleted and replaced with the following:
    Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be liable in any manner to Tenant, or its agents, contractors, servants, employees, customers or invitees, for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security program, or for the failure of any security program to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.
12.Inspection by a CASp in Accordance with Civil Code Section 1938. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the Effective Date, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by Laws, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Regulations or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Laws, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as additional rent within ten (10) days following Landlord’s demand. The terms and conditions of this Section 12 shall apply only in the event Tenant conducts an Inspection; otherwise, the terms and conditions of the Lease, as amended, shall govern with respect to each of Landlord’s and Tenant’s liability for compliance with applicable Laws.
13.OFAC Representations. Tenant represents and warrants to Landlord that (a) each individual executing this Amendment on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list, and (b) Tenant shall not engage in any actions in violation of any such laws or associate with such individuals or entities during the Term of the Lease. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation and warranty.
14.Lease Status. As a material inducement to Landlord to enter into this Amendment, Tenant warrants, represents and certifies to Landlord that: (a) to the best of Tenant’s actual knowledge, Landlord is not in breach or default under the Lease, nor has any event occurred, which, with the passage of time or the giving of notice, or both, would constitute a breach of default by Landlord; (b) Landlord has fully performed all of Landlord’s construction obligations (if any) and paid any tenant improvement allowance (if any) owing to Tenant; (c) Tenant has accepted possession of the Premises; (d) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (e) no actions, whether voluntary of otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; (f) Tenant has not assigned the Lease or subleased any portion of the Premises; and (g) the Lease, as amended by this Amendment, constitutes the complete agreement of Landlord and Tenant with respect to the Premises, and there are no other amendments, oral or written, to the Lease.
15.Confidentiality. Tenant agrees to keep the terms of the Lease and this Amendment confidential and shall not disclose same to any other person not a party hereto without the prior written consent of Landlord; however, Tenant may disclose the terms hereof to Tenant’s accountants, attorneys, managing employees, and others in privity with Tenant to the extent reasonably necessary for Tenant’s business purposes. The terms of this Lease may also be disclosed in response to a subpoena, court order or as otherwise required by law. Tenant agrees that a breach of this Section 15 will cause irreparable injury to Landlord and Landlord shall be entitled, together with all other remedies in law or equity available to Landlord, to injunctive relief to restrain such breach.
16.Miscellaneous.
(a)This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.
(b)Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
(c)In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
(d)Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
(e)The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.
(f)Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cushman & Wakefield (“Tenant’s Broker”). Landlord shall pay a fee to Tenant’s Broker (“Tenant’s Broker’s Commission”) pursuant to the terms of a separate agreement. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, including Tenant’s Broker (other than with regard to payment of Tenant’s Broker’s Commission), claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.
(g)This Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement. Any facsimile, PDF or other electronic signature shall constitute a valid and binding method for executing this Amendment. Executed counterparts of this Amendment exchanged by facsimile transmission, PDF email, or other electronic means shall be fully enforceable.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

LANDLORD:			TENANT:

ES EAST, LLC, a California limited liability company			AMYRIS, INC., a Delaware corporation By: /s/ John Melo Name: John Melo Its: CEO
By:	ES East Associates, LLC, a California limited liability company, its Managing Member
	By:	Wareham-NZL, LLC, a California limited liability company, its Managing Member
By: /s/ Richard K. Robbins Richard K. Robbins its Manager